EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                                PHOTOMATICA, INC


        The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the General Corporation Laws of the State of Nevada, to do business both within and without the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true.


                                    ARTICLE I

        The name of the corporation, which is hereinafter referred to as
                             "the corporation" is:

                                PHOTOMATICA, INC


                                   ARTICLE II

    The name and address of the Resident Agent for the service of process is:

                    STATE AGENT AND TRANSFER SYNDICATE, INC.
                             112 NORTH CURRY STREET
                         CARSON CITY, NEVADA 89703-4121


                                   ARTICLE III

         The corporation is organized for the purpose of engaging in ANY LAWFUL ACTIVITY, within or without the State of Nevada.


                                   ARTICLE IV

         The total number of shares of authorized capital stock of the Corporation shall consist of seventy-five million (75,000,000) SHARES of common stock at .001 par value.

         The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in Resolutions or Bylaws adopted by them.

        Stockholders of the corporation have a preemptive right, granted on uniform terms and conditions prescribed by the Board of Directors to provide a fair and reasonable opportunity to exercise the right, to acquire proportional amounts of the corporation's unissued shares upon the decision of the board of directors to issue them limited by the provisions of NRS 78.267.

        The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.


                                    ARTICLE V

         The name and address of the one member of the Board of Directors is as follows:

         1. Alain Kardos, 112 North Curry Street, Carson City, NV 89703-4121



                                   ARTICLE VI

         The liability of the directors, officers or stockholders for damages for breach of fiduciary duty as a director or officer is hereby eliminated pursuant to NRS 78.037 except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or the payments of distributions in violation of NRS 78.300.


                                   ARTICLE VII

         Every person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.



                                  ARTICLE VIII

         The name and address of the incorporator of PHOTOMATICA, INC, is:

                                    Melissa Wynott
                                    For State Agent and Transfer Syndicate, Inc.
                                    112 North Curry Street,
                                    Carson City, Nevada  89703-4121


Dated: February 22, 2006            /s/ MELISSA WYNOTT
                                        ______________
                                        Melissa Wynott













           CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT


     I, STATE AGENT AND TRANSFER SYNDICATE, INC do hereby accept appointment as Resident Agent for PHOTOMATICA, INC



Dated: February 22, 2006            /s/ MELISSA  WYNOTT
                                        _____________________________________
                                        On Behalf of STATE AGENT AND TRANSFER
                                        SYNDICATE, INC.

                                 Addendum to the

                            ARTICLES OF INCORPORATION

                                       OF

                                PHOTOMATICA, INC.

                                 PARAGRAPH THREE
                                     SHARES

The amount of the total authorized capital of this corporation is $75,000 as 75,000,000 shares each with a par value of one mill ($.001). Such shares are non-assessable.

In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as proved by law. Cumulative voting shall not prevail in any election by the shareholders of this corporation.


                                 PARAGRAPH EIGHT
                         ELIMINATING PERSONAL LIABILITY

Officers and directors shall have no personal liability to the corporation of its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.


                                 PARAGRAPH NINE
                     AMENDMENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.